Exhibit 10.21

TERM LOAN AND SECURITY AGREEMENT

Dated as of April 15, 2005

by and among

SILICON VALLEY BANK.
as Agent and a Lender

HORIZON TECHNOLOGY FUNDING COMPANY LLC
as a Lender

And

INTARCIA THERAPEUTICS, INC.
a Delaware corporation
2000 Powell Street, Suite 1640

Emeryville, California  94608

As Borrower

CREDIT AMOUNT:  Ten Million Dollars ($10,000.00)

	Commitment	Commitment Percentage
Horizon Technology Funding Company LLC:	$8,000,000.00	80.0%
Silicon Valley Bank:	$2,000,000.00	20.0%

Repayment Period:  36 months

Final Payment Percentage: 9.0%

Commitment Termination Date: July 1, 2005, which shall be extended to December 31, 2005, provided the Term Advance Event occurs before July 1, 2005.

The terms and information set forth on this cover page are a part of the attached Term Loan and Security Agreement, dated as of the date first written above (this “Agreement”), entered into by and among, SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California (“SVB”), as Agent, and the Lenders, including without limitation, SVB and HORIZON TECHNOLOGY FUNDING COMPANY LLC, a Delaware Limited Liability Company, with its principal place of business at 76 Batterson Park Road, Farmington, Connecticut 06032 (“Horizon”) and INTARCIA THERAPEUTICS, INC., a Delaware corporation, with its chief executive office located at 2000 Powell Street, Suite 1640, Emeryville, California  94608 (“Borrower”).  The terms and conditions of this Agreement agreed to between the parties hereto are as follows:

AGREEMENT

1                                         DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower     in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Affiliate” means any Person that owns or controls directly or indirectly ten percent or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons or each of such Person’s officers, directors, joint venturers or partners.

“Agent” means SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of Lenders and any successor agent.

“Agreement” shall mean this Term Loan and Security Agreement, as the same may from time to time be amended or supplemented.

“Borrower” shall have the meaning set forth on the cover page hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial conditions and all computer programs or discs or any equipment containing the foregoing.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in California or the Commonwealth of Massachusetts.

“Claim” is defined in Section 10.3.

“Closing Date” means the date that each of the conditions precedent listed in Section 3.1 has been satisfied or waived in writing by Lenders.

“Code” means the Uniform Commercial Code as adopted and in effect from time to time in the State of California, including without limitation, the Uniform Commercial Code, provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than California, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” is any and all properties, right and assets of Borrower in the property described on Exhibit A granted by Borrower to Agent and Lenders, or arising under the Code, now, or in the future, in which Borrower obtains an interest, or the power to transfer rights.

“Commitment Termination Date” means the date following such term on the cover page of this Agreement.

“Commitment” or “Commitment Amount” means with respect to each Lender, the amount set forth following such term on the cover page of this Agreement under the column titled “Commitment Amount” and “Commitments” means all such amounts collectively.

“Commitment Percentage” means with respect to each Lender, the percentage set forth on the cover page of this Agreement under the column titled “Commitment Percentage.”

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Amount” means the amount set forth following such term on the cover page of this Agreement.

“Credit Extension” is each Term Advance or any other extensions of credit by Lenders for Borrower’s benefit.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to the aggregate of the effective interest rate for each Term Advance, plus 3.0%, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“Event of Default” has the meaning given to such term in Section 8.

“Final Payment” means, with respect to each Term Advance,  is a payment (in addition to and not in substitution for the regular monthly payments of principal and accrued interest) due on the Maturity Date for such Term Advance equal to the original principal amount of such Term Advance multiplied by the Final Payment Percentage.

“Final Payment Percentage” means the percentage set forth following such terms on the cover page of this Agreement.

“Financing Statements” means any UCC-1 Financing Statements.

“Funding Date” means any date on which a Term Advance is made to or on account of Borrower under this Agreement.

“GAAP” is generally accepted accounting principles.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Guarantor” is any present or future guarantor of the Obligations.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” is Horizon Technology Funding Company LLC.

“Indebtedness” means, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than 180 days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person; and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person or to which reference is made by footnotes thereto.  Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrower and the Subsidiaries.

“Intellectual Property” is any Copyrights, Copyright rights, Copyright applications, Copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any Patents, Trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.

“Inventory” is present and future inventory (as defined in the Code, based on the location of the Collateral) in which Borrower has any interest  in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“IPO” is an initial public offering of Borrower’s securities pursuant to an effective registration statement of Borrower filed under the Securities Act of 1933, as amended.

“Lenders” shall have the meaning set forth on the cover page hereof.

“Lenders’ Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) of Agent and Lenders incurred in connection with the preparation, negotiation, documentation, administration, funding, and enforcement of the Loan Documents; and Agent’s and Lenders’ reasonable attorneys’ fees and expenses incurred in amending, modifying, enforcing or defending the Loan Documents, including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, and all such fees and costs incurred by Agent and Lenders in connection with Agent’s and Lenders’ enforcement of their right in a bankruptcy or insolvency proceeding filed by or against Borrower or its assets.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to the Property in favor of any Person.

“Loan Documents” means, collectively, this Agreement, any guaranties executed by any Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Lenders in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Agent and Lenders’ security interest in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is July 1, 2005, which shall be extended until December 1, 2008 upon the occurrence of the Term Advance Event, or if earlier, the date of prepayment or acceleration of such Term Advance by Agent following an Event of Default.

“Note” is defined in Section 2.4(a).

“Obligations” means all liabilities, agreements, debt, principal, interest, fees, charges, expenses and attorney’s fees, Prepayment Fees, and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lenders or Agent of any kind and description (whether pursuant to or evidenced by the Loan Documents, or by any other agreement among Agent, Lenders and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the principal, interest and Final Payment due with respect to the Term Advances, and further including all Lenders’ Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, whether before or after bankruptcy or insolvency, and all such fees and cost incurred by Lenders or Agent in connection with Lenders’ or Agent’s enforcement of their rights in bankruptcy or insolvency proceeding filed by or against Borrower or its assets.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first Business Day of each calendar month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” shall mean and include:

(a)                                          Indebtedness of Borrower to Lenders;

(b)                                         Indebtedness of Borrower secured by Liens permitted under clause (e) of the definition of Permitted Liens with respect to Collateral;

(c)                                          Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d)                                         Indebtedness existing on the date hereof and set forth on the Perfection Certificate;

(e)                                          Subordinated Indebtedness;

(f)                                            Other Indebtedness not otherwise permitted by Section 7.8 not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate outstanding at any time; and

(g)                                         Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Liens” shall mean:

With respect to the Collateral: (a) the Lien created by this Agreement; (b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower); (c) Liens identified on the Perfection Certificate; (d) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrower in the ordinary course of business of Borrower; (e) Liens upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property or (ii) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities; (f) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (g) exclusive and non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (h) banker’s liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business; (i) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or 8.7; (j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions; (k) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a material adverse effect on the business or condition (financial or otherwise) of Borrower; and (l) Liens in favor of Agent or either Lender.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Prepayment Fee” is

(A)                              If Borrower prepays the Term Advances for any reason (other than as set forth in (B) below) prior to the Maturity Date, the Borrower shall pay to Lenders a Prepayment Fee calculated as follows:

(i)                                     four percent (4.0%) of the principal portion of the Term Advances prepaid on or before one year from the applicable Funding Date; and

(ii)                                  two percent (2.0%) of the principal portion of the Term Advances prepaid after one year, but on or before two years from the applicable Funding Date; and

(iii)                               one percent (1.0%) of the principal portion of the Term Advances prepaid after two years from the applicable Funding Date.

(B)                                The Prepayment Fee shall be reduced by fifty percent (50.0%) in the event such prepayment was made with the proceeds of a loan or advance with SVB (other than this Agreement) and such Prepayment Fee as set forth in this subsection (B) shall be payable to Horizon.

“Prime Rate”  is SVB’s most recently announced  “prime rate,” even if it is not SVB’s lowest rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Repayment Period” means the period beginning on January 1, 2006, and continuing for the Repayment Period set forth following such term on the cover page of this Agreement.

“Responsible Officer” means either the President or Chief Financial Officer of Borrower.

“Subordinated Indebtedness” means Indebtedness subordinated in right of payment and lien to the Obligations in writing on terms and conditions acceptable to Lenders in their sole discretion.

“Subsidiary” means any corporation, any Person, or any other business entity of which a majority of the outstanding capital stock entitled to vote for the election of directors (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“SVB” means Silicon Valley Bank.

“Term Advance” or “Term Advances” is defined in Section 2.1(a).

“Term Advance Event” shall mean Borrower has requested a Term Advance in the aggregate principal amount of Five Million Dollars ($5,000,000.00).

“Term Loan” is a Term Advance or Term Advances of up to Ten Million Dollars ($10,000,000.00).

“Third Party Equipment” is defined in Section 4.6.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

“Warrants” means separate warrants in favor of each of the Lenders or their designees to purchase securities of Borrower.

1.2                               Other Interpretive Provisions.  References in this Agreement to “Articles,” “Sections,” “Exhibits, “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated.  References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive.  Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with generally accepted accounting principles as in effect in the United States of America from time to time.

2                                         LOANS; REPAYMENT.

2.1                               Term Loan

(a)                                          Availability.  Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lenders agree, severally and not jointly, to lend to Borrower from time to time prior to the Commitment Termination Date, advances (each an “Term Advance” and collectively the “Term Advances”) in an aggregate amount not to exceed the Term Loan, according to each Lender’s pro rata share of the Term Loan (based upon the respective Commitment Percentage of each Lender).  When repaid, Term Advances may not be-reborrowed.  Lenders’ obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Commitment Termination Date.  For the purposes of this Section, from the Closing Date until July 1, 2005, Borrower may only request one (1) Term Advance in the minimum amount of Five Million Dollars ($5,000,000.00).  Upon the occurrence of the Term Advance Event, until December 31, 2005, Borrower may only request one (1) Term Advance in the minimum amount of Five Million Dollars ($5,000,000.00).

(b)                                         Interest Payments.  Commencing on the first Payment Date of the month following the month in which the Funding Date occurs (or commencing on the Funding Date if the Funding Date if the Funding Date is the first Business Day of the month) and continuing through December 1, 2005, Borrower shall make consecutive monthly payments of interest in advance at the rate set forth in Section 2.1(d).  If the Funding Date occurs on other than the first Business Day of the month, the initial interest only payment shall include interest accrued from the Funding Date until the Payment Date.

(c)                                          Repayment.  Commencing on January 1, 2006, and continuing on the Payment Date of each month thereafter, for each Term Advance, Borrower shall make consecutive equal monthly payments of principal and interest, in advance, calculated by the Agent based upon: (1) the amount of the Term Advance, (2) the effective interest rate set forth in Section 2.1(d), and (3) an amortization schedule equal to the Repayment Period.    All unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.   Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.

(d)                                         Interest Rate.  Borrower shall pay interest monthly on the unpaid principal amount of each Term Advance until the Term Advance has been paid in full.  Interest shall accrue at the fixed per annum rate of interest equal to the greater of: (i) the aggregate of the Prime Rate determined as of the Funding Date plus 2.85%, and (ii) 8.0%.

(e)                                          Final Payment.  On the Maturity Date with respect to such Term Advance, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to such Term Advance, an amount equal to the Final Payment.

2.2                               Termination of Commitment to Lend.  Notwithstanding anything in the Loan Documents, each Lender’s obligation to lend the undisbursed portion of the Obligations shall terminate if, (a) prior to Borrower’s IPO, both of the following conditions occur: (i) Borrower has insufficient cash, cash equivalents and investment securities to satisfy the Obligations on its own; and (ii) it is the clear intention of Borrower’s investors not to continue to fund the Borrower in the amounts and timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable, or (b) following Borrower’s IPO, in Lenders’ sole but reasonable discretion, there has been a Material Adverse Change.

2.3                               Other Payment Terms.

(a)                                          Place and Manner.  Borrower shall make all payments due to Agent or Lenders in lawful money of the United States.  All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, by debit to any account of Borrower with Agent not later than 12:00 noon Pacific time, on the date on which such payment is made.  Borrower authorizes and directs Agent, to debit the amount of each such payment to any account (including deposit and investment accounts) of Borrower, and to disburse to each Lender its respective share of such payment on each date payment is due.  Agent shall disburse payments to Horizon as follows:

Horizon Payment

Credit:	Horizon Technology Funding Company LLC
Bank Name:	ABN Amro/LaSalle Bank NA CDO Trust Services
Bank Address:	135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attn: Timothy E. Williams, 312-904-0283

Account No.:
FFCT- Reference Account No.:
ABA Routing No.:
Reference:	Intarcia Therapeutics, Inc. Invoice #

Any payment received by Agent or one Lender for the account of the other Lender shall be paid promptly to such Lender, in like funds, for the Credit Extensions in respect of which such payment, but in any event, within two (2) Business Days of receipt of the same by the Agent from the Borrower. Any and all wire fees associates with the transfer of funds to any Lender, shall be at the sole cost and expense of the Borrower.

(b)                                         Date.  Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)                                          Default Rate.  If either (i) any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including principal, Prepayment Fees, and  the Final Payment payable with respect to any Term Advance, accrued and unpaid interest, and any fees or other amounts) remain unpaid after such amounts are due, or (ii) an Event of Default has occurred and is continuing, Borrower shall pay interest on the aggregate, outstanding balance hereunder from the date due or from the date of the Event of Default, as applicable, until such past due amounts are paid in full or until all Events of Default are cured, as applicable, at a per annum rate equal to the Default Rate.  Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

2.4                               Procedure for Making Credit Extensions.

(a)                                          Notice.  Whenever Borrower desires that Lenders make a Term Advance, Borrower must notify Agent in writing (or by telephone with prompt confirmation in writing of a completed Payment/Advance Form in the form of attached as Exhibit B (the “Payment/Advance Form) of the date on which it desires Lenders to make such Term Advance. Each Term Advance shall be evidenced by a Secured Promissory Note made by Borrower to the Lender, in the form of Exhibit D attached hereto (the “Note”) and shall be repayable as set forth herein, provided that the entire unpaid principal balance of the Term Loan and any accrued and unpaid interest thereon shall be due and payable on the Maturity Date.   Such notice shall (i) be made at least five (5) Business Days in advance of the desired Funding Date, and (ii) be irrevocable. Within two (2) Business Days following receipt of such notice, Agent shall notify each Lender by telephone or facsimile of the principal amount (including such Lender’s Commitment Percentage thereof) and Funding Date of the Term Advance being requested by Borrower.  Borrower’s request for a Term Advance shall be deemed to be a representation and warranty by Borrower that no Default or Event of Default has occurred and is continuing, and that the representations and warranties set forth in Section 5 are true and correct as of the time of such notice as if made at such time.  Subject to the terms and conditions of this Agreement, as soon as practicable on the Funding Date, each Lender shall transfer an amount equal to its Commitment Percentage multiplied by the amount of the Term Advance to the account specified in Section 2.4(b) in immediately available funds.  Each Lender’s obligation to make its Commitment Percentage of the Credit Extension shall be expressly subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2.

(b)                                         Disbursement.  Each Lender shall disburse its pro rata portion of such Credit Extension by wire transfer to Borrower at Silicon Valley Bank, 3003 Tasman Drive, Santa Clara, CA 95054, Account No.                     , ABA Routing No.                      , Account Name: Intarcia Therapeutics, Inc.  Notwithstanding anything stated herein to the contrary, no Lender shall have any obligation to advance funds on behalf of the other Lender.

2.5                               Prepayments.

(a)                                          Mandatory Prepayment Upon an Acceleration.  If the Term Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all outstanding  principal plus accrued interest, (ii) the Final Payment plus (iii) the Prepayment Fee, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(b)                                         Permitted Prepayment of Credit Extensions.   Borrower shall have the option to prepay any of the Term Advances advanced by Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay such Term Advance at least three (3) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding  principal plus accrued interest with regard to such Term Advance, (B) the Final Payment with regard to such Term Advance plus (C) the Prepayment Fee with regard to such Term Advance, plus (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts with respect to such Term Advance.

2.6                               Commitment Fee; Facility Fee.  Borrower shall pay to Agent:

(a)                                          Good Faith Deposit.  Borrower has paid a good faith deposit in the amount of Fifteen Thousand Dollars ($15,000.00) (the “Good Faith Deposit”) which shall be applied toward the Lenders’ Expenses and the balance, if any, returned to Borrower.

(b)                                         Prepayment Fee. The Prepayment Fee, when due hereunder.

(c)                                          Final Payment.  The Final Payment, when due hereunder

(d)                                         Lenders’ Expenses.  All Lenders’ Expenses (including reasonable attorneys’ fees and expenses, for documentation and negotiation of this Agreement ) incurred through and after the Closing Date, when due.

2.7                               Additional Costs.  If any new law or regulation increases SVB’s costs or reduces its income for any loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date SVB notifies Borrower of such increased costs.  SVB agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with SVB’s customary practice.

3                                         CONDITIONS OF CREDIT EXTENSIONS.

3.1                               Conditions Precedent to Closing.  At the time of the execution and delivery of this Agreement, the Lenders shall have received, in form and substance reasonably satisfactory to Lenders, all of the following:

(a)                                          This Agreement duly executed by Borrower and each of the Lenders.

(b)                                         The separate Warrants to be issued to each Lender or their designees, each duly executed by Borrower.

(c)                                          Perfection Certificate by Borrower;

(d)                                         The separate Note(s) in favor of each Lender or their designees, each duly executed by Borrower;

(e)                                          A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached:  (i) the articles of incorporation and bylaws of Borrower certified by Borrower as being in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(f)                                            A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, together with certificates of the applicable governmental authorities stating that Borrower is in compliance with the franchise tax laws of each such state, each dated as of a recent date.

(g)                                         Certificates of foreign qualification.

(h)                                         Landlord’s Agreement.

(i)                                             Financing Statements (UCC-1).

(j)                                             Evidence of the insurance coverage required by Section 6.6 of this Agreement.

(k)                                          Account Control Agreements (as necessary).

(l)                                             Payment of Lenders’ Fees then due as specified herein.

(m)                                       All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(n)                                         A legal opinion of Borrower’s counsel (authority).

(o)                                         Such other documents, and completion of such other matters, as Lenders may deem necessary or appropriate, including, without limitation, documents necessary to perfect a lien on bank accounts.

3.2                               Conditions Precedent to Credit Extensions.  The obligation of Lenders to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)                                          No Default or Event of Default shall have occurred and be continuing..

(b)                                         Borrower, has executed any Payment/Advance Form.

(c)                                          Borrower, has executed the Note(s).

(d)                                         Such other documents, and completion of such other matters, as Agent may deem necessary or appropriate.

(e)                                          The representation and warranties contained in this Agreement and the Loan Documents to which Borrower is a party, shall be true and correct in all material respects as if made on such Funding Date.

(f)                                            The Funding Date of the requested Credit Extension shall not be later than the Commitment Termination Date.

(g)                                         The Borrower shall have paid all reasonable legal fees and disbursement and other expenses incurred by the Agent and Lenders in connection with the funding of each Credit Extension.

3.3                               Covenant to Deliver.  Borrower agrees (not as a condition but as a covenant) to deliver to Agent each item required to be delivered to Agent and/or Lenders as a condition to each Credit Extension, if such Credit Extension is advanced.  Borrower expressly agrees that the extension of such Credit Extension prior to the receipt by Agent or Lenders of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lenders’ sole discretion.

4                                         CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Agent, for the ratable benefit of the Lenders, and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Subject to Section 5.5, Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license (other than over the counter software that is commercially available to the public) or other material agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.  Borrower shall provide written notice to Agent within ten (10) days of entering or becoming bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition.  Borrower shall take such steps as Agent reasonably requests to obtain the consent of, authorization by or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Lenders to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

 If Borrower shall, at any time, acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the brief details thereof and grant to Agent and Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

4.2                               Duration of Security Interest.  Lenders’ security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations and the termination of the Commitment, whereupon such security interest shall terminate. Agent shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to effect the release contemplated by this Section 4.2, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.  Borrower agrees that any disposition of the Collateral in violation of this Agreement, by either the Borrower or any other Person, shall be deemed to violate the rights of the Agent and Lenders under the Code.

4.3                               Location and Possession of Collateral.  The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Perfection Certificate.  Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Agent for perfection of its security interest therein) and so long as no Event of Default has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided, however, that the possession enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.4                               Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Agent on behalf of Lenders, at the request of Agent, all financing statements and other documents Agent may reasonably request, in form satisfactory to Agent, to perfect and continue Agent’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.  In addition, Borrower hereby authorizes Agent to file UCC financing statements, without notice to Borrower, with all appropriate jurisdictions, in order to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral by either Borrower or any other Person, shall be deemed to violate the rights of the Lenders under the Code.

4.5                               Right to Inspect.  Each Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.6                               Lien Subordination.  Lenders agree that the Liens granted to them hereunder in Third Party Equipment shall be subordinate to the Liens of future lenders providing equipment financing and equipment lessors for equipment and other personal property acquired by Borrower after the date hereof (“Third Party Equipment”); provided, that, in the case of equipment financings and leasing such Liens are confined solely to the equipment so financed and the proceeds thereof and are Permitted Liens.  Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Lenders’ rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lender or equipment lessors.  Lenders agree to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.6 and are reasonably acceptable to Lenders.  Lenders shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lender which are less favorable to Lenders than those described in this Section 4.6.

5                                         REPRESENTATIONS AND WARRANTIES.  Except as set forth in the Perfection Certificate, borrower represents, warrants and covenants as follows:

5.1                               Organization and Qualification.  Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.   In connection with this Agreement, Borrower delivered to Agent and Lenders a perfection certificate signed by Borrower and entitled

“Perfection Certificate”.  Borrower represents and warrants to Agent and each Lender that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof;  and (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete.  If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Agent of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor shall they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default would reasonably be expected to cause a Material Adverse Change.

5.2                               Authority.  Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party.  Borrower has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted.

5.3                               Conflict with Other Instruments, etc.  Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation and the by-laws, or other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4                               Authorization; Enforceability.  The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Term Loan, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower.  The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5                               No Prior Encumbrances.  Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens. Borrower has no other deposit account, other than the deposit accounts with SVB and deposit accounts described in the Perfection Certificate delivered to the Agent in connection herewith. The Collateral is not in the possession of any third party bailee (such as a warehouse).  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Agent and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Lenders.

5.6                               Litigation.  There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a material adverse effect on Borrower or the aggregate value of the Collateral.  Borrower does not have knowledge of any such pending or threatened actions or proceedings.  Borrower will promptly notify Lenders in writing if any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of Two Hundred Fifty Thousand Dollars ($250,000.00) or more.

5.7                               Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to each Lender present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.8                               Security Interest.  Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Agent pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower.  The Collateral may also be subject to Permitted Liens.

5.9                               No Material Adverse Effect.  No event has occurred and no condition exists which would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since the date of the most recent financial statement submitted to Agent.

5.10                        Full Disclosure.  No representation, warranty or other statement made by Borrower in any Loan Document (including the Perfection Certificate), certificate or written statement furnished to Lenders or either of them contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.  There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.11                        Solvency, Etc.  Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent.  “Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay such debts (including trade debt) and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.12                        Taxes.  The Borrower has filed all federal, state, and local tax returns which are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower other than such taxes, if any, as are being contested in good faith as to which adequate reserves have been provided.  The charges, accruals and reserves on the books of the Borrower in respect to any taxes or other governmental charges are adequate.

6                                         AFFIRMATIVE COVENANTS.  Borrower covenants and agrees that, until the full and complete payment of the obligations and the termination of the commitments, borrower shall do all of the following:

6.1                               Good Standing.  Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower.  Borrower shall maintain in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a material adverse effect on its financial condition, operations or business.

6.2                               Government Compliance.  Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.

6.3                               Financial Statements, Reports, Certificates.

(a)                                  Borrower shall deliver to each Lender:  (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, certified by Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year (commencing with Borrower’s fiscal year ending December 31, 2005), audited financial statements of Borrower prepared in accordance with generally accepted accounting principles, consistently applied, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Agent;  (c) as soon as available, but in any event within forty-five (45) days after the end of Borrower’s fiscal year, annual financial projections; (d) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; and (d) such other financial information as Lender may reasonably request from time to time.  From and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event, within ten (10) days of filing of Borrower’s Form 10-K, 10-Q, and 8-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K, 10-Q and 8-K.  In addition, Borrower shall deliver to each Lender (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; and (ii) such other financial information as Lenders may reasonably request from time to time.

6.4                               Certificates of Compliance.  Each time financial statements are furnished pursuant to Section 6.3 above, there shall be delivered to Agent, a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

6.5                               Taxes.  Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any properties belonging to it, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent and Lenders indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or is adequately reserved against by Borrower.

6.6                               Insurance.  Borrower shall keep its business and the Collateral insured for risks and in amounts, and as Lenders and Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent.  All property policies shall have a lender’s loss payable endorsement showing each Lender as an additional loss payee and all liability policies shall show the Lenders and Agent as an additional insured and all policies shall provide that the insurer must give Agent on behalf of Lenders at least twenty (20) days notice before canceling its policy.  At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Agent’s option, be payable to Agent on behalf of Lenders on account of the Obligations.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Lenders have been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations.  If Borrower fails to obtain insurance as required under Section 6.6 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in Section 6.6, and take any action under the policies Agent deems prudent.

6.7                               Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.

6.8                               Operating Accounts.  In order to permit the Agent to monitor the Borrower’s financial performance and condition, and until payment in full of all Obligations hereunder, Borrower shall maintain its primary operating accounts with Agent.  Borrower shall identify to Agent, in writing, of any bank or securities account opened by Borrower with any institution other than SVB or its affiliates.  In addition, for each such account that the Borrower at any time opens or maintains, Borrower shall, at the Agent’s request and option, pursuant to an agreement in form and substance reasonably acceptable to the Agent cause the depositary bank or securities intermediary to agree that such account is the collateral of the Lenders pursuant to the terms hereunder.  The provisions of this paragraph shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.

6.9                               Payment of Principal, Interest and Expenses.  Borrower covenants and agrees that it will duly and punctually pay or cause to be paid to the Agent, for and on the behalf of the Lenders, all amounts owing under this Agreement.

6.10                        Notice of Material Adverse Change; Event of Default.  Borrower shall give Agent prompt written notice of any Material Adverse Change in the Borrower, any Event of Default, or of any material loss, destruction or damage to its properties and assets.

7                                         NEGATIVE COVENANTS.  Borrower covenants and agrees that until the full and complete payment of the obligations and termination of the commitments, borrower will not do any of the following:

7.1                               Changes in Business, Ownership, Management or Locations of Collateral.  (i) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or (ii) have a material change in its ownership of greater than forty-nine percent (49.0%)  (other than by the sale of Borrower’s equity securities in a public offering or to venture capital, strategic or corporate investors so long as Borrower identifies to Agent the investors prior to the closing of the investment) or (iii) suffer a material change in management such that both the Chief Financial Officer and the Chief Executive Office are no longer actively involved in the management of the Borrower and  replacements, reasonably acceptable to the Lenders are not made within ninety (90) days thereof. Borrower shall not, without at least ten (10) days prior written notice to Agent: (a) relocate its chief executive office, or add any new offices or business locations, including warehouses  (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000.00) in Borrower’s assets or property), or (b) change its jurisdiction of organization, or (c) change its organizational structure or type, or (d) change its legal name, or (e) change any organizational number (if any) assigned by its jurisdiction of organization.

7.2                               Liens.  Create, incur, assume or suffer to exist any Lien of any kind upon any Collateral, including the Intellectual Property, or assign or convey any right to receive income, including the sale of any Accounts, whether now owned or hereafter acquired, except Permitted Liens.

7.3                               Dispositions of Collateral.  Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including the Intellectual Property, except for Transfers of (a) Inventory in the ordinary course of business; (b)  exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c)  worn-out or obsolete Equipment; or (d) other Transfers which do not in the aggregate exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year.  Borrower shall not enter into an agreement with any Person other than the Lenders which restricts the subsequent granting to Agent or Lenders of a security interest in the Intellectual Property.

7.4                               Distributions. Except as expressly permitted in the Section 7.4: (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $100,000 in any fiscal year); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, that Borrower may pay dividends payable solely in common stock.

7.5                               Mergers or Acquisitions.  Merge or consolidate with or into any other Person or acquire all or substantially all of the capital stock or assets of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.6                               Transactions With Affiliates. Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower.

7.7                               Indebtedness Payments.  Repay any notes to officers, directors or shareholders, prior to all Obligations to Lenders being fully satisfied.

7.8                               Indebtedness.  Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.9                               Compliance.  Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, or permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so

8                                         EVENTS OF DEFAULT.  Any one or more of the following events shall constitute an event of default by borrower under this agreement (“Events of Default”):

8.1                               If Borrower fails to pay within three (3) days of the date due and payable or the date declared due and payable in accordance with the Loan Documents: (i) any payment on the relevant Payment Date or any Final Payment or any Prepayment Fee on the relevant Maturity Date, or (ii) any other portion of the Obligations. During such three (3) day period the failure to cure the default shall not constitute an Event of Default (but no Credit Extension shall be made during such cure period).

8.2                               If Borrower fails to perform any obligation under Sections 6.3, or 6.8 or violates any of the covenants contained in Section 7 of this Agreement.

8.3                               If Borrower fails or neglects to perform, keep, or observe any other material term, provision, representation, warranty, condition, covenant or agreement contained in this Agreement, any of the Loan Documents (other than as set forth in Section 8.1, 8.2 or 8.4 through 8.13), or in any present or future agreement between Borrower , Agent and Lenders and as to any default under such other material term, provision, representation, warranty, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period  (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions shall be made during such cure period).  Grace periods provided under this Section shall not apply, among to covenants that are required to be satisfied or completed by a date certain.

8.4                               If, prior to Borrower’s IPO, both of the following conditions occur: (a) Borrower has insufficient cash, cash equivalents and investment securities to satisfy the Obligations on its own; and (b) it is the clear intention of Borrower’s investors not to continue to fund the Borrower in the amounts and timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable. If, following Borrower’s IPO, there occurs a Material Adverse Change.

8.5                               If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Borrower.

8.6                               Defaults shall exist under any agreements with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness of Borrower in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or a default shall exist under any financing agreement with a Lender or any of a Lender’s Affiliates.

8.7                               If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days.

8.8                               If any material misrepresentation or material misstatement exists now or in the future in any warranty, representation, statement, or report made to Lenders or either of them by Borrower or any officer, employee, agent, or director of Borrower.

8.9                               If Borrower shall breach any material term of the Warrants.

8.10                        If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.11                        If a proceeding, petition or case shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, reorganization, insolvency or other similar law now or hereafter in effect, or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.12                        If Borrower shall commence a voluntary case, petition, or proceeding under any applicable bankruptcy, reorganization insolvency or other similar law now or hereafter in effect, or under any insolvency, arrangement, reorganization, moratorium, receivership, adjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity), shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

8.13                        (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force; or (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; or (c) any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Agent in connection with the guaranty; or (d) any circumstance described in Section 7 or 8 occurs to any Guarantor, or (e) the liquidation, winding up, termination of existence, or insolvency of any Guarantor.

9                                         AGENT’S AND LENDERS’ RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence and during the continuance of any Default or Event of Default, neither Agent nor Lenders shall have any further obligation to advance money or extend credit to or for the benefit of Borrower.  In addition, upon the occurrence and during the continuance of an Event of Default, Lenders or Agent on behalf of Lenders, shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Lenders may, at the election of Lenders, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)                                          Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) all accrued and unpaid principal and interest with respect to each Credit Extension, (ii) any accrued and unpaid interest, and (iii) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.11 or 8.12 all Obligations shall automatically become immediately due and payable without any action by Lenders);

(b)                                         Make such payments and do such acts as Agent or Lenders consider necessary or reasonable to protect Agent’s security interest in the Collateral.  Borrower agrees to assemble the Collateral if Agent, on behalf of Lenders, so requires, and to make the Collateral available to Agent as Agent may designate.  Borrower authorizes Agent and its lawful representatives to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lenders’ determination appears to be prior or superior to their security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Agent and its lawful representatives, on behalf of Lenders, a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Agent’s or Lenders’ rights or remedies provided herein, at law, in equity, or otherwise;

(c)                                          Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Lenders and their agents and any purchasers at or after foreclosure are hereby granted an irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s intellectual property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights provided, however, that such license shall only be exercisable in connection with the disposition of Collateral upon Lenders’ or Agent’s exercise of their remedies hereunder;

(d)                                         Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lenders determine are commercially reasonable;

(e)                                          Agent or any Lender may credit bid and purchase at any public sale; and

(f)                                            Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2                               Set Off Right. Borrower hereby grants to Agent for the ratable benefit of Lenders, and to each Lender, a lien, security interest and right of set off as security for all Obligations to Agent and each Lender, hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including an Agent subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or Lenders, as appropriate, may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower then due regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

9.3                               Effect of Sale.  Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4                               Power of Attorney in Respect of the Collateral.  Borrower does hereby irrevocably appoint Agent on behalf of Lenders (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Agent’s security interests in the Collateral.   Borrower does hereby irrevocably appoint Agent on behalf of Lenders (which appointment is coupled with an interest) on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name:  (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were a Borrower itself, (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in Agent’s discretion to file any claim or take any other action or proceedings, either in their own names or in the name of Borrower or otherwise, which Agent or Lenders may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent, on behalf of

Lenders, in and to the Collateral, or (e) to otherwise act with respect thereto as though Agent, on behalf of Lenders, were the outright owner of the Collateral.

9.5                               Lenders’ Expenses.  Any amounts paid by Lenders as provided herein shall constitute Lenders’ Expenses and are immediately due and payable, and shall bear interest at the then applicable rate hereunder and be secured by the Collateral.  No payments by Lenders shall be deemed an agreement to make similar payments in the future or Agent’s and Lenders’ waiver of any Event of Default.

9.6                               Remedies Cumulative.  Agent’s and Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Lenders of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Agent or any Lender shall constitute a waiver, election, or acquiescence by it or either of them.

9.7                               Application of Collateral Proceeds.  The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Agent, on behalf of Lenders, at the time of or received by Agent, on behalf of Lenders, after, the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a)                                          First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Agent or any Lender, including without limitation, Lenders’ Expenses;

(b)                                         Second, to the payment to Lenders of the amount then owing or unpaid on the Credit Extensions, including any accrued and unpaid interest, and all other Obligations with respect to all Credit Extensions, provided, however, that if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Credit Extensions, then to the unpaid interest thereon, and then to the payment of other amounts then payable to Lenders under any of the Loan Documents; and

(c)                                          Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

9.8                               Reinstatement of Rights.  If Agent or Lenders shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10                                  WAIVERS; INDEMNIFICATION.

10.1                        Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Agent on which Borrower may in any way be liable.

10.2                        Agent’s Liability for Collateral.  So long as Agent complies with its obligations, if any, under the Code, Lenders shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3                        Indemnification and Waiver.  Whether or not the transactions contemplated hereby shall be consummated:

(a)                                          Indemnification. Borrower agrees upon demand to pay or reimburse Lenders and Agent for all liabilities, obligations and out-of-pocket expenses, including reasonable fees and expenses of counsel for Lenders or Agent, from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents.  Borrower hereby indemnifies, defends and holds Agent and the Lenders and their respective directors, officers, employees, and agents harmless against:  (a) all obligations, demands, claims, and liabilities asserted by any other party or Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses, or Lenders’ Expenses incurred, or paid by Lenders and/or Agent from, following, or arising from transactions between Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Lenders’ or Agent’s gross negligence or willful misconduct.

(b)                                         Waivers. (i) Borrower shall give Agent written notice within one hundred eighty (180) days of obtaining knowledge of the occurrence of any claim or cause of action it believes it has, or may seek to assert to allege against a Lender or Agent whether such claim is based in law or equity, arising under or related to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby or thereby, or any act or omission to act by a Lender or Agent with respect hereto or thereto, and that if it shall fail to give such notice to a Lender or Agent with regard to any such claim or cause of action, Borrower shall be deemed to have waived, and shall be forever barred from bringing or asserting such claim or cause of action in any suit, action or proceeding in any court or before any governmental agency or authority or any arbitrator.  (ii) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDERS OR AGENT UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c)                                          Survival; Defense.  The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8 of this Agreement.  At the election of the Agent and the Lenders and their respective directors, officers, employees, and agents, Borrower shall defend such Agent and/or the Lenders and their respective directors, officers, employees, and agents using legal counsel satisfactory to such Agent and the Lenders and their respective directors, officers, employees, and agents in such Person’s reasonable discretion, at the sole cost and expense of Borrower.  All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11                                  NOTICES.

(a)                                          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by prepaid facsimile to Borrower or to Lenders, as the case may be, at their respective addresses set forth below:

If to Borrower:	Intarcia Therapeutics, Inc.
2000 Powell Street, Suite 1640
Emeryville, California 94608
Attention:
Fax:

If to SVB:	Silicon Valley Bank
185 Berry Street, Suite 3000
San Francisco, California 94107
Attention: Ms. Cheryl Chen
Fax:

With a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456

If to Horizon:	Horizon Technology Funding Company LLC
76 Batterson Park Road
Farmington, Connecticut 06032
Attn: Legal Department
Fax: (860) 676-8655

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12                                  GENERAL PROVISIONS.

12.1                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or Obligations under it without Agent’s prior written consent which may be granted or withheld in Agent’s discretion.  Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement, including, without limitation, an assignment to any Affiliate or any related party.

12.2                        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3                        Severability of Provisions.  Each provision of this Agreement shall be several from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4                        Entire Agreement; Construction; Amendments and Waivers.

(a)                                          This Agreement and each of the other Loan Documents including any supplemental loan documents dated as of the date hereof, taken together, constitute and contain the entire agreement among Borrower, Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.  Borrower acknowledges that it is not relying on any representation or agreement made by any Lender or Agent or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b)                                         This Agreement is the result of negotiations between and has been reviewed by each of Borrower and Lenders executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Agent or Lenders.  Borrower, Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Agent’s or any Lender’s actual intentions.

(c)                                          Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Agent and Lenders.  Notwithstanding the foregoing, in all cases, any material change of maturity dates, any interest rate reduction, or any release of any Collateral or any guarantor, or any forbearances or waiver of rights under the Loan Documents shall require the written consent of each Lender.  Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, waiver or consent effected in accordance with this Section 12.4 shall be binding upon Agent, each Lender and on Borrower.

12.5                        Reliance by Agent and Lenders.  All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Lenders, notwithstanding any investigation by Lenders.

12.6                        No Set-Offs by Borrower.  All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms, and all Obligations have been satisfied.  The obligation of Borrower in Section 10.3 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

13                                  Relationship of Parties.  Borrower, agent and each lender acknowledge, understand and agree that the relationship between the borrower, on the one hand, and agent and lenders, on the other, is, and at all time shall remain solely that of a borrower and lenders.  Neither agent nor any lender shall under any circumstances be construed to be partners or joint venturers of borrower or any of its affiliates; nor shall agent or any lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with borrower or any of its affiliates, or to owe any fiduciary duty to borrower or any of its affiliates.  Neither agent nor any lender undertakes or assumes any responsibility or duty to borrower or any of its affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform borrower or any of its affiliates of any matter in connection with its or their property, any collateral held by agent or the operations of borrower or any of its affiliates.  Borrower and each of its affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by agent or any lender in connection with such matters is solely for the protection agent or such lender and neither borrower nor any affiliate is entitled to rely thereon.

14                                  Confidentiality.  In handling any confidential information, Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lenders’ and Agent’s subsidiaries or affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Agent shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) as required in connection with Lenders’ and Agent’s examination or audit; and (e) as Agent reasonably considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (i) is in the public domain or in Lenders’ and/or Agent’s possession when disclosed to Lenders and/or Agent, or becomes part of the public domain after disclosure to Lenders and/or Agent; or (ii) is disclosed to Lenders and/or Agent by a third party, if Lenders and/or Agent does not know that the third party is prohibited from disclosing the information.

15                                  Choice of Law and Venue; Jury Trial Waiver.  California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Lenders, and Agent each submit to the exclusive jurisdiction of the State and Federal courts in California and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California.  NOTWITHSTANDING THE FOREGOING, AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDERS’ OR AGENT’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

BORROWER, AGENT, AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

INTARCIA THERAPEUTICS, INC.

By:	/s/ K. Alice Leung

Title:	President

AGENT AND LENDER:

SILICON VALLEY BANK

By:	/s/ Peter Scott

Title:	Senior Relationship Manager

LENDERS:

HORIZON TECHNOLOGY FUNDING COMPANY LLC
By:	Horizon Technology Finance, LLC,
its sole member

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Managing Member

SILICON VALLEY BANK

By:
Name:
Title:

LIST OF EXHIBITS AND SCHEDULES

Exhibit A                                               Collateral Description

Exhibit B                                                 Payment/Advance Form

Exhibit C                                                 Compliance Certificate

Exhibit D                                                Secured Promissory Note

EXHIBIT A

The Collateral consists of all right, title and interest of Borrower in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

The Collateral does not include:

Any Copyright rights, Copyright applications, Copyright registrations, Mask Works, and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any Patents, Trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, now owned or hereafter acquired.  Notwithstanding the foregoing, the Collateral shall include all accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.  To the extent a court of competent jurisdiction holds that a security interest in any Intellectual Property is necessary to have a security interest in any accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing Intellectual Property, then the Collateral shall, effective as of the Closing Date, include the Intellectual Property, to the extent necessary to permit perfection of the Lenders’ security interest in such accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the Intellectual Property.

EXHIBIT B

Loan Payment/Advance Request Form
Deadline for same day processing is 12:00 P.S.T.

Fax To:	Date:

LOAN PAYMENT:

Intarcia Therapeutics, Inc.

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:

LOAN ADVANCE:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone transfer request for an advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date:

Authorized Signature:	Phone Number:

OUTGOING WIRE REQUEST
Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00pm, P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and Sate:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)
Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

EXHIBIT C
COMPLIANCE CERTIFICATE

TO:                            SILICON VALLEY BANK, AS AGENT
FROM:         INTARCIA THERAPEUTICS, INC.

The undersigned authorized officer of Intarcia Therapeutics, Inc. certifies that under the terms and conditions of the Term Loan and Security Agreement between Borrower, Lenders, and Agent (the “Agreement”), (i) Borrower is in complete compliance for the period ending                          with all required covenants except as noted below and (ii) there are no Events of Default, and all representations and warranties in the Agreement are true and correct in all material respects on this date.  Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements w/ CC	Monthly within 30 days	Yes	No
Annual financial statements (CPA Audited) w/CC	FYE within 120 days (commencing 12/31/05)	Yes	No
Annual Financial Projections	FYE with 45 days	Yes	No
10-Q, 10-K and 8-K	Within 10 days after filing with SEC	Yes	No

Comments Regarding Exceptions: See Attached.	AGENT USE ONLY
Received by:
Intarcia Therapeutics, Inc.		AUTHORIZED SIGNER

Sincerely,	Date:

Signature	Verified:
AUTHORIZED SIGNER

Date:
Title
	Compliance Status:	Yes No

Date

EXHIBIT D

SECURED PROMISSORY NOTE

$	Dated: ,2005

FOR VALUE RECEIVED, the undersigned, INTARCIA THERAPEUTICS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [Horizon/Silicon Valley Bank]  (“Lender”) the principal amount of                           Dollars ($                  ) or such lesser amount as shall equal the outstanding principal balance of the Term Advance made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term Advance, at the rates and in accordance with the terms of the Term Loan and Security Agreement by and between Borrower and Silicon Valley Bank, as Agent, and the Lenders, including without limitation, Silicon Valley Bank and Horizon Technology Funding Company LLC (the “Loan Agreement”).   If not sooner paid, the entire principal amount and all accrued interest hereunder and under the Loan Agreement shall be due and payable on Maturity Date as set forth in the Loan Agreement..

Principal, interest and all other amounts due with respect to the Term Advance, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement.  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.5 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

Note Register; Ownership of Note.  The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent.  Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation.  Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

INTARCIA THERAPEUTICS, INC.

By:

Name:

Title: